SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Ovintiv Inc.

(Name of Registrant as Specified in Its Charter)

Kimmeridge Energy Management Company, LLC

Kimmeridge Active Engagement, LLC

Benjamin Dell

Alexander Inkster

Noam Lockshin

Henry Makansi

Neil McMahon

Randy Smith

Mark Viviano

Erin Blanton

Katherine Lucas-Minyard

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 26, 2021, Kimmeridge Energy Management Company, LLC (“KEM”) issued a press release (the “Press Release”) announcing the nomination of three independent and highly qualified directors to the board of directors of Ovintiv Inc. (the “Company”) by a fund advised by KEM. A copy of the Press Release is filed herewith as Exhibit 1.

Exhibit 2 includes copies of updated materials that were posted to KEM's website.

Information regarding the Participants (as defined in Exhibit 3) in any future solicitation of proxies regarding the Company is filed herewith as Exhibit 3.

Exhibit 1

Kimmeridge Nominates Three Highly Qualified, Independent

Directors to Ovintiv Board

Nominations come after Board has failed to properly evaluate recommendations to position Ovintiv as a leading E&P

Board refreshment is an important step in restoring accountability and investor confidence

Kimmeridge's slate brings substantial ownership and diversity of perspectives

NEW YORK, Jan 26, 2021 – Kimmeridge Energy Management Company, LLC (“Kimmeridge”), a private investment firm focused on upstream energy, today announced its nomination of three independent directors to the Board of Directors (the "Board") of Ovintiv Inc. (“Ovintiv” or the “Company”) (NYSE: OVV), in connection with the 2021 Annual Meeting of Shareholders. Kimmeridge is a beneficial owner of 2.5% of Ovintiv’s common shares, placing it among the Company’s top ten shareholders.

Kimmeridge’s nominees are:

•	Erin Blanton, Senior Research Scholar at the Center on Global Energy Policy at Columbia University School of International and Public Affairs (“SIPA”)

•	Katherine L. Minyard, Investment Principal and Partner at Cambiar Investors

•	Ben Dell, Founder and Managing Partner of Kimmeridge

 Mark Viviano, Managing Partner and Head of Public Equities at Kimmeridge, said: “Given the track record of value destruction at Ovintiv, the company requires the stewardship of a strong Board – a Board that can restore confidence in the shareholder base and hold management accountable. Despite our best efforts to engage constructively with the Company, the Board was dismissive of our recommendations to help position Ovintiv as a leading E&P. Therefore, we are exercising our shareholder rights to provide the owners of the Company a voice on who should represent them in the Boardroom.”

The three nominees will help drive alignment with shareholders, while providing independent and qualified perspectives to address what Kimmeridge has identified as the main deficiencies on Ovintiv’s Board, including:

1.	Capital Allocation: The Board is inexperienced in unconventional resource evaluation, development, and M&A. It has overseen large, value-destructive acquisitions and the misallocation of capital within the asset base.

2.	Governance: The Board has minimal ownership in the Company and has been unwilling to hold management accountable; and
3.	Environmental Stewardship: The Board lacks experience in environmental strategy. It has allowed the Company to become an environmental laggard, trailing peers on key environmental metrics and receiving deteriorating environmental ratings from credible independent evaluators.

“Our nominees’ backgrounds and experience address these key issues and would also increase the Board’s ownership and diversity of perspectives, both of which are foundational principles underpinning our push for reform within the public E&P sector. The composition of our nominee slate is markedly different from what investors have come to expect from the sector,” said Mr. Viviano.

Bios of Kimmeridge’s nominees:

Erin Blanton: Ms. Blanton is a Senior Research Scholar at the Center on Global Energy Policy at Columbia University’s SIPA, where she is focused on the role of natural gas and renewables in the energy transition. Ms. Blanton is widely regarded as one of the leading voices on ESG in the sector and has authored several influential articles including, “Five Key Climate Metrics for the Oil & Gas Sector’s Next Five Years,” on which she collaborated with Ben Ratner of the Environmental Defense Fund. Prior to joining the Center, Ms. Blanton spent 16 years at Medley Global Advisors as a Managing Director, leading natural gas and renewable coverage as part of the firm’s energy team. She also served as the company’s Chief Compliance Officer and was a member of the five-person management committee. Ms. Blanton has a Master’s degree in International and Public Affairs from Columbia University’s SIPA and a Bachelor of Arts in Economics from Cornell University.

Katherine L. Minyard, CFA: Ms. Minyard is an Investment Principal and Partner at Cambiar Investors, a long-only, relative value-focused global asset manager. She covers energy, metals and mining, industrials, basic materials and utility equities while leading the Europe Select strategy as a portfolio manager. Prior to joining Cambiar in 2014, Ms. Minyard was an Executive Director in the Equity Research Team of J.P. Morgan where she covered a combination of Integrated Oil, Refining, Canadian Oil and US E&P companies. In a 2012 research report titled, “Unconventional Wisdom: Shifts in Risk Profiles Undermine Valuation in Transitioning Portfolios” Ms. Minyard was one of the first analysts to highlight the risks associated with the emerging shale model, demonstrating true independence and objectivity. Earlier in her career, she served energy clients at Accenture and McKinsey & Company. Ms. Minyard has an MBA from INSEAD in France and a Bachelor of Science in Applied Mathematics from Texas A&M University, Summa Cum Laude. She holds the Chartered Financial Analyst designation.

Ben Dell: Mr. Dell is Founder and Managing Partner of Kimmeridge, a private investment firm focused on unconventional oil and gas assets in the U.S. Mr. Dell oversees investments and is closely involved in the screening of new geological opportunities. Mr. Dell has served as Chairman of the Board of Directors of Extraction Oil & Gas, Inc. (XOG) since January 2021. In this capacity, he has been instrumental in implementing an innovative compensation structure focused on aligning pay with performance and shareholder returns. Prior to founding Kimmeridge in 2012, Mr. Dell was a Senior Equity Research Analyst for Oil and Gas Exploration and Production (E&P) at Sanford C. Bernstein. Before joining Bernstein in 2003, he was employed at British Petroleum (BP) in its M&A and finance group and held positions as an exploration geologist and geophysicist across several of BP’s regional business units. Mr. Dell has an undergraduate degree in Earth Sciences from St. Peter’s College, Oxford.

Additional information regarding Kimmeridge’s plan for its nominees to help fix Ovintiv can be found at www.FixOvintiv.com.

About Kimmeridge

Founded in 2012, Kimmeridge is a private investment firm focused on unconventional oil and gas assets in the U.S. Kimmeridge is differentiated in its direct investment approach, deep technical knowledge, active portfolio management and proprietary research and data gathering.  In addition to its New York headquarters, Kimmeridge maintains a fully staffed, in-house operating and geology team in Denver, with experience across all major upstream functions and disciplines. For additional information on Kimmeridge and its proprietary research, please visit www.kimmeridge.com.

Media:
Kekst CNC
212.521.4800
Kekst-Kimmeridge@kekstcnc.com

Investors:
Okapi Partners LLC.

Bruce H. Goldfarb / Patrick J. McHugh
212.297.0722 / 212.297.0721
bhgoldfarb@okapipartners.com / pmchugh@okapipartners.com

Legend

Kimmeridge Active Engagement, LLC and Kimmeridge Energy Management Company, LLC and certain of their principals and affiliates, including Ben Dell (collectively, “Kimmeridge”) along with Erin Blanton and Katherine L. Minyard (collectively and together with Kimmeridge, the  “Participants”) intend to file with the SEC a definitive proxy statement and accompanying  form of proxy to be used in connection with the solicitation of proxies from the stockholders of Ovintiv. All Ovintiv stockholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to Ovintiv stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the Schedule 14A filed by the Participants with the SEC on January 26, 2021. This document is available free of charge from the source indicated above.

Exhibit 2

Exhibit 3

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Kimmeridge (as defined below), together with the other Participants (as defined below), intends to file a definitive proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for votes (a “Proxy Solicitation”) in connection with the solicitation of proxies from the stockholders of Ovintiv Inc. (the “Company”) at the Company’s 2021 annual meeting of stockholders.

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS LLC BY PHONE AT +1 (888) 785-6688 (TOLL-FREE) OR +1 (212) 297-0720 OR BY EMAIL TO INFO@OKAPIPARTNERS.COM.

The Participants in any future Proxy Solicitation are anticipated to be: Kimmeridge Active Engagement, LLC (“KAE”), Kimmeridge Energy Management Company, LLC (“KEM”), Benjamin Dell (Mr. “Dell”), Alexander Inkster (Mr. “Inkster”), Noam Lockshin (Mr. “Lockshin”), Henry Makansi (Mr. “Makansi”), Neil McMahon (Mr. “McMahon”), Randy Smith (Mr. “Smith”) and Mark Viviano (Mr. “Viviano”, and together with Mr. Dell, Mr. Inkster, Mr. Lockshin, Mr. Makansi, Mr. McMahon, Mr. Smith, KAE and KEM, “Kimmeridge”) and Erin Blanton and Katherine Lucas-Minyard (the “Nominees” and together with Kimmeridge, the “Participants”).

As of the date hereof, the Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 6,384,626 shares of common stock, par value $0.01 per share of the Company (the “Common Stock”). Of the 6,384,626 shares of Common Stock beneficially owned in the aggregate by the Participants, such shares of Common Stock may be deemed to be beneficially owned as follows: (a) 6,384,626 shares of Common Stock may be deemed to be beneficially owned by KAE and (b) 6,384,626 shares of Common Stock may be deemed to be beneficially owned by KEM by virtue of it being the investment adviser to parent companies of KAE. Mr. Dell, Mr. Inkster, Mr. Lockshin, Mr. Makansi, Mr. McMahon, Mr. Smith and Mr. Viviano collectively control KEM and Kimmeridge Engagement Management, L.P., the investment manager to the private investment fund which is the parent company of KAE. The Nominees do not beneficially own any shares of Common Stock.

Each Participant disclaims beneficial ownership of the Common Stock reported above except to the extent of his, her or its actual pecuniary interest therein.